EXHIBIT 3.32

CERTIFICATE OF FORMATION
OF
WILD GOOSE STORAGE, LLC

This Certificate of Formation of Wild Goose Storage, LLC, dated as of November 10, 2006, is being duly executed and filed by Mary A. Viviano, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. Code §18-101, et seq.).

1.                                      NAME

The name of the limited liability company is Wild Goose Storage, LLC (the “LLC”).

2.                                      REGISTERED OFFICE AND AGENT

The address of the LLC’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Wild Goose Storage, LLC by Mary A. Viviano as an authorized person, this 10th day of November 2006.

By:	/s/ Mary A. Viviano
Mary A. Viviano
Authorized Person